UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2014 (March 2, 2014)

Tyco International Ltd.

(Exact name of registrant as specified in its charter)

Switzerland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Victor von Bruns-Strasse 21

CH-8212 Neuhausen am Rheinfall, Switzerland

(Address of Principal Executive Offices, including Zip Code)

41-52-633-02-44

(Registrant’s telephone number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2014, Tyco International Ltd. (“Tyco”), together with its wholly-owned subsidiary Tyco Far East Holdings Ltd., an Irish incorporated company tax resident in the Netherlands (“Seller”), entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”) with Siren Investment, L.L.C., a Delaware limited liability company (“Purchaser”). Pursuant to the Stock Purchase Agreement, Seller will sell, and Purchaser will acquire, 100% of the issued and outstanding capital stock of Tyco Fire & Security Services Korea Co., Ltd., a Korean company (the “Company”), for a purchase price of U.S.$ 1,930,000,000 (the “Purchase Price”) at the Closing (the “Closing”). The Purchase Price is subject to customary adjustments as described in the Stock Purchase Agreement.

The consummation of the transactions contemplated by the Stock Purchase Agreement is subject to certain customary conditions, including, among others: (i) the accuracy of representations and warranties; (ii) compliance with agreements and covenants; and (iii) the receipt of regulatory approvals, including those pursuant to the Korean Monopoly Regulation and Fair Trade Act.

The Stock Purchase Agreement contains termination rights for each of Seller and Purchaser, including the right to terminate if the transactions contemplated by the Stock Purchase Agreement have not been completed by September 2, 2014 (the “Outside Date”), unless the party seeking to terminate has breached the Stock Purchase Agreement and such breach is the primary cause of the failure of the Closing to occur by the Outside Date. The Stock Purchase Agreement also provides that Purchaser will pay Seller a termination fee of U.S.$ 96,500,000 if the Stock Purchase Agreement is terminated because: (i) Purchaser breaches or fails to perform any of its representations, warranties or covenants, and such breach or failure to perform (A) would give rise to the failure of a closing condition, (B) cannot be or has not been cured upon 30 days’ notice (or if earlier by the Outside Date) and (C) has not been waived by Seller; or (ii) Purchaser’s applicable closing conditions have been satisfied (or are capable of being satisfied at the Closing were the Closing to occur on the date of termination) and Purchaser has failed to complete the Closing within 2 business days after the date on which the Closing should have occurred. Under the Stock Purchase Agreement, Closing will occur on (i) the date that is the later of (A) May 31, 2014 and (B) three business days after satisfaction or waiver of the closing conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing but subject to the satisfaction or waiver of those conditions), or (ii) such other date as Seller and Purchaser may mutually agree.

The Stock Purchase Agreement contains customary representations, warranties and covenants of Seller and Purchaser. From the date of the Stock Purchase Agreement until the Closing, the Company is required to conduct its business in the ordinary course of business consistent with past practices and to comply with certain covenants regarding the operation of its business. Subject to certain limitations, Seller and Purchaser are also obligated to indemnify each other for breaches of representations, warranties and covenants made in the Stock Purchase Agreement, taxes and certain other matters. Tyco guarantees all obligations of Seller under the Stock Purchase Agreement. Such guarantee will expire seven years from the Closing and Tyco’s liability is capped at the purchase price.

Buyer has obtained equity and debt financing commitments to fund the transactions and associated expenses, which are subject to customary conditions. The Closing is not conditioned on the receipt of debt financing by Purchaser.

The foregoing description of the Stock Purchase Agreement, and the transactions contemplated thereby, is included to provide you with information regarding its terms. It does not purport to be a complete description and is qualified in its entirety by reference to the full text of such Agreement, which is attached hereto as Exhibit 2.1, and incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On March 3, 2014, Tyco posted the information included in Exhibit 99.3 to the Investor Relations portion of its website. This information is furnished pursuant to Item 7.01 Regulation FD Disclosure, is incorporated by reference herein, and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01. Other Events.

On March 3, 2014, Tyco issued two press releases, one of which announced entry into the Stock Purchase Agreement. Copies of such press releases are attached as Exhibit 99.1 and 99.2 to this report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement, dated as of March 2, 2014, by and among Siren Investment, L.L.C., Tyco Far East Holdings Ltd., and Tyco International Ltd.*

99.1	Press Release of Tyco International Ltd. announcing entry into Stock Purchase Agreement

99.2	Press Release of Tyco International Ltd. announcing increased share repurchase authority

99.3	Slides regarding the Stock Purchase Agreement posted to Tyco’s website

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Tyco will furnish the omitted schedules to the Securities and Exchange Commission upon request by the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 4, 2014	TYCO INTERNATIONAL LTD.

	By:	/s/ Judith A. Reinsdorf
	Name:	Judith A. Reinsdorf
	Title:	Executive Vice President and General Counsel